                                                             Exhibit (a)(11)(d)


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
- -------------------------------------------------------------------------------


                             ARTHUR ANDERSEN & CO.
                                NEW YORK, N.Y.

To the Shareholders and Board of Directors of Grumman Corporation:

We have audited the accompanying consolidated balance sheet of Grumman Corporation (a New York corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grumman Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 6 and 11 to the consolidated financial statements, effective January 1, 1992, the company changed its method of accounting for income taxes and for postretirement benefits other than pensions.



/S/ ARTHUR ANDERSEN & CO.

January 20 , 1994

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME           Grumman Corporation and Subsidiaries
- -------------------------------------------------------------------------------
($ in thousands except per share data)

                                                                                               Year ended December 31,
                                                                                   -------------------------------------------
                                                                                    1993                  1992              1991
                                                                                    ----                  ----              ----
REVENUES
  Sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $3,224,535           $3,492,075         $3,963,492
  Other income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24,589               11,875             10,359
                                                                                  ---------            ---------          ---------
    Total sales and other income  . . . . . . . . . . . . . . . . . . . . .       3,249,124            3,503,950          3,973,851
                                                                                  ---------            ---------          ---------

COSTS AND EXPENSES
  Cost of sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,929,987            3,189,035          3,620,895
  Restructuring charge  . . . . . . . . . . . . . . . . . . . . . . . . . .          85,000                    -                  -
  Loss on Tracor Aviation Inc. settlement   . . . . . . . . . . . . . . . .               -                    -             46,500
  Selling, administrative and other   . . . . . . . . . . . . . . . . . . .         115,928              113,289            124,049
  Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31,702               55,065             85,236
                                                                                  ---------            ---------          ---------
    Total costs and expenses  . . . . . . . . . . . . . . . . . . . . . . .       3,162,617            3,357,389          3,876,680
                                                                                  ---------            ---------          ---------
Income before income taxes  . . . . . . . . . . . . . . . . . . . . . . . .          86,507              146,561             97,171
Provision for federal income taxes  . . . . . . . . . . . . . . . . . . . .          21,000               26,700              2,000
                                                                                  ---------            ---------          ---------
  Income from continuing operations   . . . . . . . . . . . . . . . . . . .          65,507              119,861             95,171
Income (loss) from discontinued operations  . . . . . . . . . . . . . . . .          (6,700)             (45,035)             4,166
Cumulative effect of change to accrual method of accounting
    for postretirement benefits   . . . . . . . . . . . . . . . . . . . . .               -             (198,000)                 -
                                                                                  ---------            ---------          ---------
      NET INCOME (LOSS)   . . . . . . . . . . . . . . . . . . . . . . . . .   $      58,807          $  (123,174)       $    99,337
                                                                                  =========            =========          =========
PRIMARY EARNINGS PER COMMON SHARE:
   Income from continuing operations. . . . . . . . . . . . . . . . . . . .   $        1.90          $      3.49        $     2.75
   Income (loss) from discontinued operations . . . . . . . . . . . . . . .            (.19)               (1.34)              .13
   Cumulative effect of accounting change . . . . . . . . . . . . . . . . .               -                (5.88)                -
                                                                                  ---------            ---------          ---------
      NET INCOME (LOSS)   . . . . . . . . . . . . . . . . . . . . . . . . .   $        1.71          $     (3.73)       $     2.88
                                                                                  =========            =========          =========

The accompanying notes are an integral part of these financial statements

CONSOLIDATED BALANCE SHEET               Grumman Corporation and Subsidiaries
- -------------------------------------------------------------------------------
(amounts in thousands)

                                                                                                            December 31,
                                                                                        ------------------------------------------
ASSETS                                                                                            1993                       1992
- ----------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents   . . . . . . . . . . . . . . . . . . . . . . .               $   346,090                   $  299,077
  Marketable securities (at cost, approximating market)   . . . . . . . . .                    18,034                            -
  Accounts receivable   . . . . . . . . . . . . . . . . . . . . . . . . . .                   518,731                      534,260
  Inventories, less progress payments   . . . . . . . . . . . . . . . . . .                   499,436                      612,424
  Prepaid expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    40,992                       41,280
                                                                                         ------------                 ------------
      Total current assets  . . . . . . . . . . . . . . . . . . . . . . . .                 1,423,283                    1,487,041
                                                                                         ------------                 ------------

PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation  . . . . . . .                   372,723                      399,421
                                                                                         ------------                 ------------

NON-CURRENT ASSETS
  Deferred income taxes   . . . . . . . . . . . . . . . . . . . . . . . . .                   120,028                       94,856
  Long-term receivables   . . . . . . . . . . . . . . . . . . . . . . . . .                     6,009                        9,079
  Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    52,505                       28,678
  Other       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    49,901                       69,941
                                                                                         ------------                 ------------
                                                                                              228,443                      202,554
                                                                                         ------------                 ------------
      TOTAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $2,024,449                   $2,089,016
                                                                                         ============                 ============

LIABILITIES AND SHAREHOLDERS' EQUITY
- ----------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Short-term debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . .              $      6,571                   $   83,399
  Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   147,576                      128,610
  Wages and benefits payable  . . . . . . . . . . . . . . . . . . . . . . .                    90,229                       95,519
  Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    88,932                      145,353
  Advances and deposits   . . . . . . . . . . . . . . . . . . . . . . . . .                    95,340                       30,251
  Other current liabilities   . . . . . . . . . . . . . . . . . . . . . . .                    89,699                      127,902
                                                                                         ------------                 ------------
      Total current liabilities   . . . . . . . . . . . . . . . . . . . . .                   518,347                      611,034
                                                                                         ------------                 ------------
LONG-TERM DEBT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   243,106                      355,244
                                                                                         ------------                 ------------
ACCRUED RETIREMENT BENEFITS . . . . . . . . . . . . . . . . . . . . . . . .                   304,752                      306,500
                                                                                         ------------                 ------------
RESTRUCTURING RESERVE . . . . . . . . . . . . . . . . . . . . . . . . . . .                    85,000                            -
                                                                                         ------------                 ------------
OTHER LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    37,191                       23,348
                                                                                         ------------                 ------------
COMMON STOCK--$1.00 par value, authorized 80,000 shares;
  outstanding 34,049 and 33,519 shares (net of treasury stock)  . . . . . .                   344,589                      321,038

RETAINED EARNINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   491,464                      471,852
                                                                                         ------------                 ------------
      TOTAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $2,024,449                   $2,089,016
                                                                                         ============                 ============




The accompanying notes are an integral part of these financial statements

CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY                      Grumman Corporation and Subsidiaries
- ---------------------------------------------------------------------------------------------------------------
(amounts in thousands)
                                                                  YEAR 1993              YEAR 1992               YEAR 1991
                                                             ------------------     -------------------      -------------------

                                                             SHARES    AMOUNT        SHARES     AMOUNT       SHARES      AMOUNT
                                                             ------    ------        ------     ------       ------      ------
COMMON STOCK
  Balance beginning of year   . . . . . . . . . .            33,790   $337,896       33,512    $337,737      33,019     $313,916
  Conversion of convertible subordinated
      debentures  . . . . . . . . . . . . . . . .             1,392     48,352            -           -           -            -
  Conversion of preferred stock   . . . . . . . .                 -          -            6          36           1            6
  Exercise of stock options and awards -
      net of (forfeitures)  . . . . . . . . . . .               605     22,935          272       4,014         492        7,149
  Majority interest in capital contributed to
      joint venture   . . . . . . . . . . . . . .                 -         -             -      (3,891)          -       16,666
                                                            -------    -------      -------     -------     -------      -------
  Balance end of year . . . . . . . . . . . . . . .          35,787    409,183       33,790     337,896      33,512      337,737
                                                            -------    -------      -------     -------     -------      -------

  Less:
  TREASURY STOCK
  Balance beginning of year   . . . . . . . . . .               271      4,415          247       3,998         221        3,529
  Common stock repurchase program   . . . . . . .             1,361     49,931            -           -           -            -
  Reinstated (issued) under various plans--net  .               106      2,848           24         417          26          469
                                                            -------    -------      -------     -------     -------      -------
  Balance end of year   . . . . . . . . . . . . .             1,738     57,194          271       4,415         247        3,998
                                                            -------    -------      -------     -------     -------      -------

  RESTRICTED STOCK
  Balance beginning of year   . . . . . . . . . .             1,613     12,443        1,651      15,025       1,360       13,377
  Awards (forfeitures)--net   . . . . . . . . . .               (85)      (566)         131       1,490         444        6,462
  Amortization and vesting  . . . . . . . . . . .              (234)    (4,477)        (169)     (4,072)       (153)      (4,814)
                                                            -------    -------      -------     -------     -------      -------
  Balance end of year   . . . . . . . . . . . . .             1,294*     7,400        1,613*     12,443       1,651*      15,025
                                                            -------    -------      -------     -------     -------      -------
  Common stock outstanding    . . . . . . . . . .            34,049   $344,589       33,519    $321,038      33,265     $318,714
                                                            =======    =======      =======     =======     =======      =======

RETAINED EARNINGS
  Balance beginning of year   . . . . . . . . . .                     $471,852                 $632,998                 $570,504
  Net income (loss)   . . . . . . . . . . . . . .                       58,807                 (123,174)                  99,337
  Cash dividends:
      Common (per share:  1993, $1.15; 1992
      and 1991, $1.00)  . . . . . . . . . . . . .                      (38,690)                 (33,496)                 (33,220)
      Preferred   . . . . . . . . . . . . . . . .                            -                   (2,515)                  (3,623)
      Redemption costs  . . . . . . . . . . . . .                         (505)                  (1,961)                       -
                                                                      --------                 --------                 --------
  Balance end of year   . . . . . . . . . . . . .                     $491,464                 $471,852                 $632,998
                                                                      ========                 ========                 ========


* Shares are shown for information only and are included in common stock.




The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS      Grumman Corporation and Subsidiaries
- -------------------------------------------------------------------------------
($ in thousands)

                                                                                                Year ended December 31,
                                                                                  -------------------------------------------------
                                                                                     1993                 1992               1991
                                                                                     ----                 ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)   . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  58,807            $(123,174)         $  99,337
  Items affecting cash from operations:
  Depreciation and amortization   . . . . . . . . . . . . . . . . . . . . .          73,835               82,127             94,274
  Cumulative effect of change in accounting for postretirement benefits   .               -              198,000                  -
  Restructuring charge  . . . . . . . . . . . . . . . . . . . . . . . . . .          85,000                    -                  -
  Loss on Tracor Aviation Inc. settlement   . . . . . . . . . . . . . . . .               -                    -             46,500
  Release of tax reserves   . . . . . . . . . . . . . . . . . . . . . . . .               -              (23,500)           (30,700)

  Changes in assets and liabilities:
  Decrease/(increase) in:
        Accounts receivable and marketable securities   . . . . . . . . . .          (2,505)              79,391             13,126
        Inventories   . . . . . . . . . . . . . . . . . . . . . . . . . . .         112,988              147,817            142,811
        Prepaid expenses  . . . . . . . . . . . . . . . . . . . . . . . . .             288               38,660             (9,930)
  Increase/(decrease) in:
        Accounts payable, wages and benefits  . . . . . . . . . . . . . . .          13,676              (68,585)           (52,399)
        Income taxes payable  . . . . . . . . . . . . . . . . . . . . . . .         (49,231)              65,947            (11,409)
        Deferred income taxes   . . . . . . . . . . . . . . . . . . . . . .         (32,362)              (6,351)            (4,500)
        Other current liabilities   . . . . . . . . . . . . . . . . . . . .          26,886               56,155            (10,902)
        Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34,869               68,317              4,126
                                                                                    -------              -------            -------
  Net cash provided by operating activities   . . . . . . . . . . . . . . .         322,251              514,804            280,334
                                                                                    -------              -------            -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . .         (44,585)             (39,054)           (54,847)
  Proceeds from sale of capital assets  . . . . . . . . . . . . . . . . . .           3,882                2,361              6,385
  Decrease (increase) in investments  . . . . . . . . . . . . . . . . . . .         (25,562)               4,237             (1,486)
                                                                                    -------              -------            -------
  Net cash used in investing activities   . . . . . . . . . . . . . . . . .         (66,265)             (32,456)           (49,948)
                                                                                    -------              -------            -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in short-term debt   . . . . . . . . . . . . . . . . . . . . . .               -                    -            (17,000)
  Proceeds from long-term debt  . . . . . . . . . . . . . . . . . . . . . .               -                    -             75,000
  Repayment of long-term debt   . . . . . . . . . . . . . . . . . . . . . .        (141,119)            (283,372)          (118,023)
  Redemption of preferred stock   . . . . . . . . . . . . . . . . . . . . .               -              (34,321)                (5)
  Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (38,690)             (36,011)           (36,843)
  Repurchase of common stock  . . . . . . . . . . . . . . . . . . . . . . .         (49,931)                   -                  -
  Exercise of stock options   . . . . . . . . . . . . . . . . . . . . . . .          20,767               (1,591)            (3,015)
  Capital received on formation of joint venture  . . . . . . . . . . . . .               -                    -             20,000
                                                                                    -------              -------             ------
  Net cash required by financing activities   . . . . . . . . . . . . . . .        (208,973)            (355,295)           (79,886)
                                                                                    -------              -------             ------
Net increase in cash and cash equivalents for the period  . . . . . . . . .          47,013              127,053            150,500
Cash and cash equivalents--January 1, . . . . . . . . . . . . . . . . . . .         299,077              172,024             21,524
                                                                                    -------              -------            -------
Cash and cash equivalents--December 31, . . . . . . . . . . . . . . . . . .        $346,090             $299,077           $172,024
                                                                                    =======              =======            =======

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands in tabular presentations except per share data)


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ------------------------------------------------------------------------------

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the company and all subsidiaries. All intercompany balances and transactions have been eliminated.

INVENTORIES
     Inventoried costs relating to both long-term government and commercial contracts and programs are stated at the actual production cost. General and administrative expenses allocable to aerospace fixed-price type contracts are included in inventory, whereas such expenses for non-aerospace activities are expensed as incurred. The costs attributed to units delivered under both long-term government and commercial contracts and programs are based on the estimated average costs of all units expected to be produced in a lot or contract. In accordance with industry practice, inventories include amounts relating to contracts and programs having long production cycles, portions of which are not expected to be realized within one year.
     Inventories of raw materials, purchased parts and supplies are carried at the lower of cost or realizable values. Inventories are based on average cost and/or first-in, first-out methods.

REVENUE RECOGNITION
     Sales under fixed-price production contracts are recorded at the time of delivery. Sales, including fees earned, under cost-reimbursement and research, development, test and evaluation contracts are recorded as costs are incurred.
     Certain contracts contain cost and/or performance incentives. Such incentives are included in sales at the time actual performance can be related to the target and the earned amount can be reasonably determined. Accordingly, earnings recorded in one period may include adjustments related to sales recorded in a prior period. Losses on contracts are recorded when they become known.

DEPRECIATION AND AMORTIZATION
     The company uses a declining-balance method of depreciation for substantially all of its plant and equipment. Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, whichever is shorter.
        Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is reflected currently. Maintenance and repair costs are expensed as incurred.

INTANGIBLES
     The excess of cost over the net assets of acquired companies at December 31, 1993 and 1992, was $3.6 and $3.7 million, respectively. These amounts are included in Non-Current Assets--Other, and are being amortized over 40 years.

CASH EQUIVALENTS
     It is the company's policy to treat securities which are readily convertible to known amounts of cash with original maturities of three months or less as cash equivalents. The carrying value of such items, which is at cost, approximates fair value because of the short maturity of those instruments.

CASH FLOW SUPPLEMENTAL INFORMATION

     Cash paid during the year for:                                                  1993                 1992               1991
                                                                                     ----                 ----               ----
Interest (net of amount capitalized)  . . . . . . . . . . . . . . . . . . .         $39,058              $57,543            $87,884
Federal income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .          97,800               37,000             40,000

FINANCIAL INSTRUMENTS
     During 1993, the company initiated a Common Stock Repurchase Program to purchase up to $100 million of the company's outstanding common stock. As a hedge of the company's cost, the company entered into a series of equity put warrants whereby the company may be obligated to repurchase 750,000 shares, if put to the company, at expiration date. These equity put warrants will expire during the period August through October 1994.
     Also during 1993, the company invested approximately $25 million in a limited partnership which invests in repurchase and reverse repurchase agreements backed by highly rated securities. At December 31, 1993, the value of the partnership's underlying net assets approximated the company's investment which is being accounted for using the equity method.

RESEARCH AND DEVELOPMENT
     Research and development costs associated with government programs up to a negotiated ceiling are charged to inventory and are recorded in cost of sales when products are delivered or services performed. Costs in excess of ceiling and expenditures for commercial projects are charged against income in the year incurred. Total expenditures for research and development, bid and proposal efforts were, in millions, $122.5 in 1993, $132.8 in 1992 and $127.5 in 1991.

EARNINGS PER COMMON SHARE
     Primary earnings per share are determined after deducting preferred stock dividends and are based on the weighted average number of outstanding common shares and common stock equivalents.

RECLASSIFICATION
     Certain prior-year amounts have been reclassified to conform to 1993 classifications.

NOTE 2--RESTRUCTURING AND DISCONTINUED OPERATIONS
- -------------------------------------------------------------------------------
In order to become more competitive in the changing defense market, the company recorded in the fourth quarter of 1993 an $85 million restructuring provision.
In connection with the consolidation of its facilities, the company anticipates reducing its total floor space approximately 30 percent by 1997. The restructuring charge provides for equipment and inventory write-offs of approximately $60 million and plant closing costs of approximately $25 million.
     During 1993, the company settled a lawsuit relating to its previously discontinued solar panel business and recorded a loss of $9.9 million before an income tax benefit of $3.2 million.
     Operating results for Paumanock Insurance Company Ltd. for the years ended December 31, 1992 and 1991, were reported in the income statement under the caption "Income (loss) from discontinued operations" and are summarized as follows:

                                                                             1992               1991
                                                                             ----               ----
Sales     . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $113,944           $64,055
Income (loss) before income taxes . . . . . . . . . . . . . . . .           (54,035)            6,266
Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .            (9,000)            2,100
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . .           (45,035)            4,166

     At December 31, 1992, the net book value of the insurance company's assets and liabilities was $11.1 million and is included in other non-current assets. This business was sold in the first quarter of 1993 at an amount that approximated the company's carrying value.

NOTE 3--ACCOUNTS RECEIVABLE
- -------------------------------------------------------------------------------
Receivables at December 31 are summarized as follows:

                                                                             1993               1992
                                                                             ----               ----
Billed:
     U.S. government  . . . . . . . . . . . . . . . . . . . . . .          $121,394          $110,873
     Commercial   . . . . . . . . . . . . . . . . . . . . . . . .            59,027            46,017
                                                                           --------          --------
                                                                            180,421           156,890
                                                                           --------          --------
Unbilled costs and accrued profits:
     U.S. government  . . . . . . . . . . . . . . . . . . . . . .           320,370           337,306
     Commercial   . . . . . . . . . . . . . . . . . . . . . . . .            17,940            40,064
                                                                           --------          --------
                                                                            338,310           377,370
                                                                           --------          --------
                                                                           $518,731          $534,260
                                                                           ========          ========

     Unbilled costs and accrued profits represent revenue earned but not billed to the customer at year-end. At December 31, 1993, approximately $166.7 million of claims and accruals, a portion of which is subject to negotiation, is not expected to be realized before December 31, 1994.
     In June of 1991, the company submitted a request to the U.S. Air Force for an equitable adjustment of the price of a contract involving the F-111A/E & EF-111A Avionics Modernization Program, based on late and inadequate government-furnished software and other property and other failures to comply with contract requirements by the government. The request, as amended in May of 1993, was in the amount of $62.5 million. On August 26, 1993, the Contracting Officer issued what purports to be a decision under the Contract Disputes Act denying the preponderance of the price increase requested and concluding that the Air Force is entitled to recover a net amount of $5.5 million on the basis of alleged company failures to comply with the terms of the contract. The company believes there is little or no support for the Contracting Officer's decision and that the amounts of revenue recognized pursuant to this contract are appropriate as of December 31, 1993.

NOTE 4--INVENTORIES
- -------------------------------------------------------------------------------
Inventories at December 31 consist of the following:

                                                                             1993               1992
                                                                             ----               ----
Work in process--long-term contracts:
     Production costs   . . . . . . . . . . . . . . . . . . . . .         $ 951,837        $1,140,212
     General and administrative expenses  . . . . . . . . . . . .           120,491           110,316
Work in process--other  . . . . . . . . . . . . . . . . . . . . .             9,595            13,664
Raw materials, purchased parts and supplies . . . . . . . . . . .            82,158           134,261
                                                                         ----------       -----------
                                                                          1,164,081         1,398,453
Less related progress payments  . . . . . . . . . . . . . . . . .           664,645           786,029
                                                                         ----------       -----------
                                                                          $ 499,436        $  612,424
                                                                         ==========       ===========

     Under the contractual arrangements by which progress payments are received, the government has a security interest in the inventories identified with related contracts.
     The aggregate amounts of selling, general and administrative expenses incurred during 1993, 1992 and 1991 were, in millions, $375.0, $350.1 and $349.3 respectively.

NOTE 5--PROPERTY, PLANT AND EQUIPMENT
- -------------------------------------------------------------------------------
Property, plant and equipment at December 31 (at cost) consist of:

                                                                             1993               1992
                                                                             ----               ----
Land      . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $    11,954      $     11,474
Buildings . . . . . . . . . . . . . . . . . . . . . . . . . . . .           316,029           310,747
Machinery and equipment . . . . . . . . . . . . . . . . . . . . .           967,773           963,395
Leasehold improvements  . . . . . . . . . . . . . . . . . . . . .            51,437            51,829
Construction in progress  . . . . . . . . . . . . . . . . . . . .            12,897             8,782
                                                                        -----------       -----------
                                                                          1,360,090         1,346,227
Less accumulated depreciation and amortization  . . . . . . . . .           987,367           946,806
                                                                        -----------       -----------
                                                                         $  372,723       $   399,421
                                                                        ===========       ===========

     For the years 1993, 1992 and 1991, interest costs of $.9, $.5 and $1.8 million were capitalized, respectively, relating to construction in progress.

NOTE 6--INCOME TAXES
- -------------------------------------------------------------------------------
The provision for federal income taxes consists of the following:

                                                           1993              1992              1991
                                                           ----              ----              ----
Current . . . . . . . . . . . . . . . . . . . . .        $101,400         $  27,600          $  8,600
Deferred  . . . . . . . . . . . . . . . . . . . .         (83,900)           (9,900)           (4,500)
                                                         --------         ---------          --------
                                                         $ 17,500         $ 17,700*          $  4,100
                                                         ========         =========          ========

*Excludes a tax benefit of $102 million relating to the cumulative effect of the change to the accrual method of accounting for postretirement health benefits.

     A reconciliation between the provision for federal income taxes (substantially all domestic) and the amount computed at the statutory federal income tax rate is as follows:

                                                            1993              1992             1991
                                                            ----              ----             ----
Provision computed at the statutory
  rate of (1993 - 35%; 1992 and 1991 - 34%) . . .        $ 26,710          $ 31,459          $ 35,169
Research and other tax credits realized   . . . .              -            (23,500)          (30,799)
Valuation allowance   . . . . . . . . . . . . . .          (9,372)            9,372                 -
FAS 109 adjustment and other  . . . . . . . . . .             162               369              (270)
                                                         --------         ---------          --------
                                                         $ 17,500          $ 17,700          $  4,100
                                                         ========         =========          ========

     The provision for deferred federal income taxes consisted of the following:

                                                            1993              1992              1991
                                                            ----              ----              ----
Contract tax accounting methods . . . . . . . . .        $(40,013)         $ 16,208        $   (4,692)
Accelerated depreciation  . . . . . . . . . . . .            (294)           (1,716)           (3,502)
Capitalized costs . . . . . . . . . . . . . . . .          (2,463)             (669)           (6,285)
Gain from investment. . . . . . . . . . . . . . .         (17,150)                -                 -
Restructuring charge  . . . . . . . . . . . . . .         (30,000)                -                 -
Employee benefits and all other--net  . . . . . .          (2,980)          (14,723)            9,979
Discontinued operations . . . . . . . . . . . . .           9,000            (9,000)                -
                                                         --------         ---------          --------
                                                         $(83,900)         $ (9,900)       $   (4,500)
                                                         ========         =========          ========

     The current liability for income taxes shown in the accompanying financial statements includes current deferred income taxes of $42.7 and $62.4 million as of December 31, 1993 and 1992, respectively.

     Deferred tax liabilities (assets) consisted of the following:

                                                                 December 31,
                                                        ---------------------------
                                                            1993              1992
                                                            ----              ----
Contract tax accounting   . . . . . . . . . . . .       $  86,910         $  96,159
Excess tax over book depreciation   . . . . . . .          30,337            31,856
                                                        ---------         ---------
     Gross deferred tax liabilities   . . . . . .         117,247           128,015
                                                        ---------         ---------

Restructuring charge  . . . . . . . . . . . . . .         (30,000)              -
Retiree benefit plans   . . . . . . . . . . . . .        (106,673)         (104,203)
Capitalized costs   . . . . . . . . . . . . . . .         (17,307)          (14,886)
Employee benefits and other   . . . . . . . . . .         (23,411)          (32,398)
Gain from investment  . . . . . . . . . . . . . .         (17,150)              -
Discontinued operations   . . . . . . . . . . . .           -               (18,372)
                                                        ---------         ---------
     Gross deferred tax assets    . . . . . . . .        (194,541)         (169,859)
                                                        ---------         ---------
Valuation allowance . . . . . . . . . . . . . . .           -                 9,372
                                                        ---------         ---------
     Net deferred tax asset   . . . . . . . . . .       $ (77,294)        $ (32,472)
                                                        =========         =========

     The net change in the valuation allowance for deferred tax assets was a decrease of $9.4 million as a result of the utilization of the loss incurred on the sale of the reinsurance business.
     Effective January 1, 1992, the company began using the liability method as prescribed in Financial Accounting Standard No. 109 which was issued in February 1992. Under FAS 109, deferred tax assets and liabilities are measured at the tax rate that, under existing law, will be in effect when temporary differences between financial and tax reporting turn around.
     State taxes on income are included in general and administrative expenses, and amounted to, in millions, $29.6 in 1993, $16.7 in 1992 and $11.3 in 1991.

NOTE 7--STOCK OPTIONS AND INCENTIVE PLANS
- -------------------------------------------------------------------------------
The 1981 Stock Option Plan provided for the granting, at any time before April 30, 1991, of options to purchase not more than 2,500,000 shares of the company's stock. The 1990 Stock Option Plan provides for the granting, at any time before April 30, 2000, of options to purchase not more than 1,500,000 shares of the company's stock. The 1992 Long Term Incentive Plan provides for grants of awards not to exceed 1,750,000 shares. The stock option purchase prices in these three plans are not less than the fair market value at dates of grant.
     The plans include an option surrender provision which allows the holders to surrender some or all of their options and receive the value of the appreciation of the shares in common stock.

Options
- -------------------------------------------------------------------------------

                                                                                                          Available for
                         Outstanding                                                                      future grant
                         December 31        Granted           Exercised    Surrendered     Forfeited       December 31
                         -----------        -------           ---------    -----------     ---------      -------------
Number
of shares
- ---------
1993                       1,584,667         547,700           137,758       1,618,641        54,609     1,374,784
1992                       2,847,975         535,000            11,150         493,200       131,200     1,457,472
Option price
per share
- ------------
1993                     $14.19--39.13     $29.19--39.13     $14.94--32.13
1992                     $14.19--32.13     $18.69--21.06     $14.25--21.56

In exchange for the options surrendered in 1993 and 1992, 514,358 and 103,040 shares were issued, having an aggregate market value of $17.6 and $2.3 million, respectively.
      Restricted Stock Award Plans provide for granting to employees, at any time before January 1, 1998, not more than 3,750,000 shares of common stock. At December 31, 1993, 1,063,130 shares were still available for future awards. The cost of shares awarded under these plans is being amortized over 10 years for awards made prior to April 1989 and seven years thereafter, the periods after which all restrictions will have lapsed. In 1993, 1992 and 1991, $3.2, $4.1 and $4.8 million, respectively, have been charged against income for these awards.
      The 1992 Long Term Incentive Plan provides for granting up to
1,750,000 shares in the form of stock options, performance shares and restricted stock. To date three awards have been made totalling 428,650 performance shares, which are earned over a three-year period; and, $4.4 million and $1.4 million of compensation expense has been recorded for 1993 and 1992, respectively. Options for 495,500 shares have been granted under this plan. Both the performance shares and the options granted under this plan are included in the above table.
      In addition, officers and key employees of the company and its subsidiaries have received awards under a Management Incentive Plan totalling, in millions, $7.0 in 1993, $6.8 in 1992 and $5.8 in 1991.

NOTE 8--LONG-TERM DEBT
- -------------------------------------------------------------------------------
Long-term debt, net of current maturities, at December 31 is as follows:

                                                                                             1993              1992
                                                                                             ----              ----
Notes due 1999, 10 3/8% . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $200,000         $200,000
Convertible subordinated debentures due 2009, 9 1/4%  . . . . . . . . . . . . . .              -              50,000
Sinking fund debentures due 2011, 10 1/2% . . . . . . . . . . . . . . . . . . . .              -              55,605
Notes and mortgages at rates from 5 3/4% to 12 7/8% with maturities
    through 2001. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            43,106           49,639
                                                                                           --------         --------
                                                                                           $243,106         $355,244
                                                                                           ========         ========

The fair value of the company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the corporation for debt of the same remaining maturities. Long-term debt at December 31, 1993, in the opinion of management has a fair value of $262.3 million.

      Long-term debt maturing in each of the next five years is as follows, in millions: 1994, $6.6; 1995, $7.3; 1996, $8.1; 1997, $8.3; 1998,
$9.5.
      The company is party to a Restated Credit Agreement with various banks under which it may borrow up to $200 million. Additionally, the banks have provided a short-term credit facility which provides an additional $100 million through March 31, 1994. On February 25, 1996, the Restated Credit Agreement will terminate and any outstanding advances must be repaid to the banks. Any outstanding advances under the short-term credit facility must be repaid at termination. Interest on borrowings under this agreement will be based on a three level scale related to the company's current credit rating ranging from either Citibank's Base Rate up to .25 percent over that rate or .50 to 1.25 percent over the applicable Eurodollar Rate. There is a commitment fee associated with both agreements that is also based on the company's credit rating ranging from .25 to .50 percent on the Restated Credit Agreement and from .20 to .50 percent on the short term agreement.
      Repayment of borrowings under all of the loan agreements is guaranteed by the company's major subsidiaries. The agreements contain, among other things, provisions regarding maintenance of working capital, net worth and the payment of cash dividends on common stock. The company's working capital and net worth are substantially in excess of the minimum requirements, and the amount available for the payment of cash dividends at December 31, 1993, was $36 million.
      The $75 million 9.50 percent notes which were due February 15, 1996, were included in short-term debt at December 31, 1992, and were redeemed on February 17, 1993, at 100 percent of face value, together with accrued interest.
      The 9.25 percent convertible subordinated debentures due
August 15, 2009, were convertible at any time prior to maturity into common stock at $34.75 per share. This issue of debentures was called by the company July 7, 1993, at a price of 101.85 percent of face value plus accrued interest. The 10.50 percent sinking fund debentures due February 15, 2011, were called by the company on April 20, 1993, at a price of 107 percent of face value plus accrued interest.
      The 10.375 percent notes due January 1, 1999, will be redeemable at any time on or after January 1, 1996, after written notice, as a whole or in part at 100 percent of principal amount thereof, together with accrued interest. Upon the occurrence of a designated event (primarily a change in equity ownership, a merger with another company or a two-thirds turnover of the board of directors), the holders of the notes may require the company to repurchase their notes at 100 percent of the principal amount.

NOTE 9--PREFERRED STOCK
- -------------------------------------------------------------------------------
The company is authorized to issue 10 million shares of $1.00 par value preferred stock, none of which is issued and outstanding at December 31, 1993.
In July 1992, the remaining outstanding 1,192,249 shares of $2.80 cumulative preferred stock were redeemed at $25.867 per share.
      Each share of the $.80 convertible preferred stock was convertible into 2.2 shares of the company's common stock. In November 1992 the company exercised its right to call this issue of stock. Those holders who did not convert their holdings to common stock by November 25, 1992, received a cash payment of $14.43 per share plus accrued dividends to that date. Preferred stock converted into common stock during 1992 and 1991 were 2,888 shares and 454 shares, respectively.

NOTE 10--RETIREMENT PLANS
- -------------------------------------------------------------------------------
Grumman has noncontributory defined benefit plans covering approximately 85 percent of its employees and some defined contribution plans covering others. Benefits under the defined benefit plans are based on employees' years of service and career average compensation.
      Statement of Financial Accounting Standard (FAS) No. 87,
Employers' Accounting for Pensions, effective for fiscal years beginning after December 15, 1986, established a methodology for calculating periodic pension costs for defined benefit pension plans based on the projected unit credit actuarial method.

      The following tables set forth the status of the company's pension plans:

                                                                                                             December 31,
                                                                                                      ---------------------------
                                                                                                        1993              1992
                                                                                                     -----------------------------
Actuarial present value of benefit obligations:
              Vested  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                      $ 2,619,958      $2,140,407
              Nonvested . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                          233,482         199,334
                                                                                                       -----------    ------------
              Accumulated benefit obligation  . . . . . . . . . . . . . . . . . .                        2,853,440       2,339,741
              Effect of projected future salary increases . . . . . . . . . . . .                          138,778         156,833
                                                                                                       -----------    ------------
              Projected benefit obligation for services rendered to date  . . . .                        2,992,218       2,496,574
Plan assets at fair value . . . . . . . . . . . . . . . . . . . . . . . . . . . .                        2,871,620       2,771,642
                                                                                                       -----------      ----------
Projected benefit obligations (in excess of)/less than plan assets  . . . . . . .                         (120,598)        275,068
Items not yet recognized in earnings:
              Unamortized net (asset) . . . . . . . . . . . . . . . . . . . . . .                         (187,182)       (207,112)
              Deferred net loss/(gain)  . . . . . . . . . . . . . . . . . . . . .                          326,734         (93,339)
                                                                                                       -----------     ------------
Accrued pension (liability)/prepaid expense . . . . . . . . . . . . . . . . . . .                      $    18,954    $    (25,383)
                                                                                                       ===========    =============


Periodic pension cost for 1993, 1992 and 1991 is as follows:
                                                                                           1993              1992            1991
                                                                                           ----              ----            ----
Defined benefit plans:
              Service cost-benefits earned during period. . . . . . . . . . . . .      $   54,993       $    61,918   $     61,135
              Interest cost on projected benefit obligation . . . . . . . . . . .         209,062           198,841        186,767
              Actual return on assets . . . . . . . . . . . . . . . . . . . . . .        (186,573)         (149,733)      (486,778)
              Net amortization and deferral . . . . . . . . . . . . . . . . . . .         (49,992)          (67,693)       284,757
                                                                                        ---------       -----------     ----------
                                                                                           27,490            43,333         45,881
Defined contribution plans, etc.    . . . . . . . . . . . . . . . . . . . . . . .          11,737            10,740          9,260
                                                                                        ---------       -----------   ------------
Total pension expense*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  39,227       $    54,073   $     55,141
                                                                                        =========       ===========   ============

Contributions to pension plans  . . . . . . . . . . . . . . . . . . . . . . . . .       $  77,892       $    92,227   $     88,507
                                                                                        ==========      ============  =============


*Since government procurement regulations permit the recovery of pension expense only to the extent contributions are made to the pension plans and the company's business is predominantly with the government, the difference between plan contributions and the calculated amount per FAS No. 87 is recorded in a deferred asset account, as this difference will be expensed in the future as costs are funded. The company's consolidated statement of income therefore includes the total FAS No. 87 pension cost and a comparable amount of revenue. Costs and liabilities associated with the pension enhancement program where 1,900 employees accepted enhanced pensions as an incentive to retire during the period April 2 through October 31, 1990, are included above and are being funded over a ten-year period which began in 1991.

Assumptions used in determining the actuarial present value of benefit obligations as of December 31 were:

                                                                             1993             1992
                                                                             ----             ----
              Discount rate  . . . . . . . . . . . . . . . . . .            7.50%            8.50%
              Rate of increase in compensation levels  . . . . .            3.50%            5.00%
              Expected long-term rate of return on assets  . . .            8.50%            8.75%

      The discount rate was reduced from 8.50 percent to 7.50 percent and the expected rate of return from 8.75 percent to 8.50 percent in recognition of declining interest rates. These are the primary reasons that plan assets shifted from being greater than the projected benefit obligations at December 31, 1992 to being $120.6 million less than the projected benefit obligation at December 31, 1993.
      For the years 1992 and 1991, the assumptions used in determining the net periodic pension expense and the actuarial present value of benefit obligations were a discount rate of 8.75 percent, a compensation increase rate of 6.00 percent, and an expected long-term rate of return on assets of 8.75 percent.
      Approximately 37 percent of the retirement plans' assets are invested in diversified corporate stock, 32 percent in U.S. government securities, 10 percent in corporate fixed income securities, 4 percent in real estate investments and 17 percent in short-term investments. In the event the company terminates its major plan, the U.S. government may claim a share of the remaining excess assets after the accumulated benefits have been satisfied. The company's objectives are to make contributions to the plan that satisfy the ERISA funding requirements and to utilize realistic actuarial assumptions based on long-term trends.

NOTE 11--POSTRETIREMENT HEALTH AND POSTEMPLOYMENT BENEFITS
- -------------------------------------------------------------------------------
Approximately 75 percent of the company's employees employed at year-end may become eligible for certain retiree health care benefits. The length of time the benefit is available is directly related to years of service. Retiree contributions depend on length of service and Medicare status.
      Financial Accounting Standard (FAS) No. 106, "Employers'
Accounting for Postretirement Benefits Other Than Pensions," requires accrual accounting for retiree medical benefits. The company adopted FAS No. 106 effective January 1, 1992, and elected to immediately expense the $300 million transition obligation upon adoption. To date the company has not prefunded this liability but has taken steps to establish an acceptable funding vehicle with funding to commence in 1994.
      The 1993 and 1992 net periodic postretirement benefit cost by component is as follows:

                                                1993               1992
                                                ----               ----
        Service cost  . . . . . . . . .      $  2,591           $  3,350
        Interest cost   . . . . . . . .        20,310             25,150
        Amortization of net gain  . . .        (1,904)              --
                                              -------            -------
                                             $ 20,997           $ 28,500
                                             ========           ========

      The funded status and breakdown of the postretirement benefits are as follows:

                                                                                 December 31,
                                                                          -----------------------------
                                                                              1993             1992
                                                                              ----             ----
     Accumulated benefit obligation
       Active employees . . . . . . . . . . . . . . . . . . . . . . . .     $  96,681        $136,700
       Retirees . . . . . . . . . . . . . . . . . . . . . . . . . . . .       155,325         169,800
                                                                            ---------        --------
           Accumulated benefit obligation . . . . . . . . . . . . . . .       252,006         306,500
      Unrecognized gain . . . . . . . . . . . . . . . . . . . . . . . .        52,746              -
                                                                             --------        --------
     Accrued postretirement benefit cost  . . . . . . . . . . . . . . .      $304,752        $306,500
                                                                             ========        ========

      The health care trend rates used by the company as of December
31, 1993, were:  1993, 14 percent; 1994 and 1995, 12.50 percent; 1996-1998, inclusive, 9.50 percent; as of December 31, 1992, they were: 1992, 12 percent; 1993-1995, inclusive, 14 percent; 1996-1998, inclusive, 12 percent. The trend thereafter is zero due to the company's announcement that these costs will be capped at 1998 levels and all increases thereafter will be borne by the retirees.
      The combination of fewer employees, lower health care claim cost experience, and changes in actuarial assumptions has had the effect of reducing the accumulated benefit obligation by approximately $54.7 million.
      The 1993 valuation used a 7.50 percent discount rate. The effect of a one percentage point increase in the assumed health care cost trend rates on the accumulated benefit obligation would be an increase of $6.7 million at December 31, 1993. The net periodic postretirement cost for 1993 would increase by $1.3 million.
      Prior to adoption of this standard, postretirement medical benefits were accounted for on a pay-as-you-go basis. The cost of providing these benefits net of retiree contributions amounted to $21.3 million in 1991.
      In 1994, FAS No. 112, "Employers' Accounting for Postemployment Benefits," becomes mandatory. It requires postemployment benefits to be accounted for on an accrual basis. The company's present accounting policies provide for the accrual of the major components of these costs and adoption of this standard will not have a material impact on the company's financial statements.

NOTE 12--COMMITMENTS AND CONTINGENCIES
- -------------------------------------------------------------------------------
Rental expense for all operating leases amounted to, in millions, $67.1, $72.8 and $75.8 for 1993, 1992 and 1991, respectively. Minimum rental commitments under long-term noncancellable operating leases total $234.2 million which is payable as follows: 1994, $39.9; 1995, $34.6; 1996, $28.6; 1997, $23.8; 1998,
$21.4; and $85.9 million in later years.
      On January 28, 1993, a jury sitting in the United States District
Court for the District of Massachusetts returned a verdict against Grumman Systems Support Corporation (GSSC), a subsidiary of Grumman Data Systems Corporation (GDSC), which in turn is a wholly-owned subsidiary of the company, in an action brought against GSSC by Data General Corporation (DG) for copyright infringement and misappropriation of trade secrets. Judgment against GSSC was entered in the United States District Court for the District of Massachusetts in the amount of $52.4 million. Immediately after the entry of judgment
DG brought a post-trial motion seeking to join GDSC as a party defendant on a theory of vicarious liability. The motion was denied and DG then commenced a separate action in the Federal District Court for the District of Massachusetts, Wooster Div. to enforce the judgment obtained against GDSC, which action is still pending. GSSC has filed an appeal with the Federal Court of Appeals for the First Circuit which was heard on December 8, 1993. While GSSC's ultimate liability in the disposition of this matter continues to be difficult to estimate, it is management's belief that the outcome is not likely to have a material adverse effect on the company's financial position.

      Three shareholder derivative actions, which are described as brought on behalf of the company, have been filed in the New York State Supreme Court for New York County. The actions name certain of the company's current and former directors as defendants, and name the company as "nominal defendant." The actions ask that damages and other unspecified relief be awarded to the company for the individual defendants' alleged breach of their fiduciary obligations primarily in relation to the subject matter of a long-running federal investigation known as "Operation Upwind." The matters referred to in these actions have been and continue to be acted upon by the company's Board as part of its own ongoing investigation. Motions for summary judgment which seek to dismiss the complaints have been filed on behalf of the defendant directors and the company in two of the three actions. No response to the complaint in the third action has been filed.
      Currently, there are five waste disposal sites where the company has been named either as a potentially responsible party or an owner/operator of the site by a cognizant governmental agency for the cleanup of hazardous materials previously placed there either directly or through an agent and where the cost of remediation or settlement could reasonably exceed $100 thousand in amount. It is unknown at this time what the company's share of these remediation efforts may be but it is not expected to have a material adverse effect on the company's financial position.
      Other pending litigation relating to matters that are in the ordinary course of the company's business activities, including environmental matters, is not expected to have a material adverse effect on the company's financial position.

NOTE 13--SEGMENT INFORMATION
- -------------------------------------------------------------------------------
The company's operations are classified into four business segments as follows:

      "Aerospace"--Includes the design and production of military aircraft, space systems and commercial aircraft components and subassemblies, as well as the modernization or conversion of previously completed aircraft.
      "Electronics systems"--Includes the design, manufacture and integration of sophisticated electronics for aircraft, computerized test equipment and other defense related products, such as airborne surveillance systems.
      "Information and other services"--Includes electronic data processing services for affiliates and other customers as well as real estate and leasing services. It also includes technical services that help ready the space shuttle for flight, provide space station program support, service and maintain flight simulators and trainers and support Grumman aircraft.
      "Special purpose vehicles"--Includes fabrication of long life vehicles for the U.S. Postal Service, and aluminum truck bodies.
      Sales to the U.S. government and its agencies (including sales to foreign governments through foreign military sales contracts with U.S. government agencies) for the years 1993, 1992, and 1991 amounted to $2.8, $3.2 and $3.6 billion, respectively.
      A summary of export sales by geographic areas follows:

                                              1993             1992             1991
                                              ----             ----             ----
     Far East . . . . . . . . . . .         $205,843         $141,782         $240,106
     Middle East  . . . . . . . . .           87,899           21,248           23,130
     Europe . . . . . . . . . . . .           74,990           70,806           60,862
     Western Hemisphere . . . . . .            5,720            4,478            9,949
                                            --------         --------         --------
                                            $374,452         $238,314         $334,047
                                            ========         ========         ========

Information about the company's operations in its different industry segments for the past three years is as follows:

                                                                                                   DEPRECIATION
                                                                  OPERATING      IDENTIFIABLE          AND            CAPITAL
                                                  SALES         INCOME (LOSS)       ASSETS         AMORTIZATION     EXPENDITURES
                                                  -----         -------------       ------         ------------     ------------
1993
- ----
Aerospace . . . . . . . . . . . . . . . . .        $1,965,066         $ 55,533*      $1,150,003         $48,881          $29,337
Electronics systems . . . . . . . . . . . .           635,684            2,659*         298,680          10,309            8,768
Information and other services  . . . . . .           657,396           28,070*         294,224           9,391            4,850
Special purpose vehicles  . . . . . . . . .           367,405           26,367           93,121           3,870            1,386
Corporate items and eliminations  . . . . .          (376,427)           5,580          188,421           1,384              244
                                                   ----------         --------       ----------         -------          -------
Consolidated  . . . . . . . . . . . . . . .        $3,249,124          118,209*      $2,024,449         $73,835          $44,585
                                                   ==========                        ==========         =======          =======

Interest expense  . . . . . . . . . . . . . . . . . . . . . . .         31,702
                                                                      --------
Income from continuing operations
  before federal income taxes . . . . . . . . . . . . . . . . .       $ 86,507
                                                                      ========


*Includes an $85 million restructuring charge as follows, in millions:
Aerospace, $73;Electronics systems, $9 and Information and other services, $3.

1992
- ----
Aerospace . . . . . . . . . . . . . . . . .        $2,339,799         $134,476       $1,151,506         $54,855          $22,819
Electronics systems . . . . . . . . . . . .           610,850           13,715          317,111          11,245            9,705
Information and other services  . . . . . .           593,152           28,189          290,826          10,236            5,058
Special purpose vehicles  . . . . . . . . .           343,350           27,646           74,334           4,026            1,251
Corporate items and eliminations  . . . . .          (383,201)          (2,400)         255,239           1,765              221
                                                   ----------         --------       ----------         -------          -------
Consolidated  . . . . . . . . . . . . . . .        $3,503,950          201,626       $2,089,016         $82,127          $39,054
                                                   ==========                         ==========        =======          =======

Interest expense  . . . . . . . . . . . . . . . . . . . . . . .         55,065
                                                                      --------
Income from continuing operations
  before federal income taxes . . . . . . . . . . . . . . . . .       $146,561
                                                                      ========

1991
- ----
Aerospace . . . . . . . . . . . . . . . . .        $2,895,794         $119,753**     $1,323,650         $64,308          $30,932
Electronics systems . . . . . . . . . . . .           505,395           13,855          325,546          11,121           12,705
Information and other services  . . . . . .           622,314           31,555          352,001          13,022            8,544
Special purpose vehicles  . . . . . . . . .           366,072           21,165           99,053           4,185            2,396
Corporate items and eliminations  . . . . .          (415,724)          (3,921)         142,166           1,638              270
                                                   ----------        ---------       ----------         -------          -------
Consolidated  . . . . . . . . . . . . . . .        $3,973,851          182,407       $2,242,416         $94,274          $54,847
                                                   ==========                        ==========         =======          =======

Interest expense  . . . . . . . . . . . . . . . . . . . . . . .         85,236
                                                                     ---------
Income from continuing operations
  before federal income taxes . . . . . . . . . . . . . . . . .      $  97,171
                                                                     =========

**Includes a $46.5 million charge arising from the settlement of claims against Tracor Aviation Inc.